EXHIBIT 10.1
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               GLOBAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

         THIS GLOBAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE ("Global Settlement Agreement"), dated as of February 4, 2005 is entered into by and between The Pension Benefit Guaranty Corporation ("PBGC"), the Official Committee of Unsecured Creditors (the "Committee") and The Penn Traffic Company ("Penn Traffic") and its affiliated Debtors (collectively, the "Debtors").1 PBGC, the Committee, and the Debtors are collectively referred to herein as the "Parties," or, as to each a "Party."

                                R E C I T A L S :

         This Global Settlement Agreement is made with respect to the following facts, which are true and correct, and are incorporated into and made a substantive part of this Global Settlement Agreement.

         WHEREAS, on May 30, 2003 (the "Petition Date"), the Debtors filed voluntary petitions under chapter 11, title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court");

         WHEREAS, the Debtors' bankruptcy cases (the "Bankruptcy Cases") are being jointly administered;

         WHEREAS, as of the Petition Date, Penn Traffic was plan sponsor and plan administrator of (i) The Penn Traffic Company Cash Balance Pension Plan (the "Cash Balance Plan"); (ii) Pension Plan for Bargaining Employees of Eastern Pennsylvania (the "Eastern PA Plan"); (iii) the Riverside Division of Penn Traffic Company Bargaining Employees Pension Plan (the "Riverside Plan"); (iv) Big Bear Stores Hourly Paid Food Warehouse Employees' Pension Plan (the "Big Bear Hourly Plan"); and (v) Big Bear Stores Hourly Paid General Merchandise Warehouse Employees' Pension Plan (the "Big Bear Warehouse Plan," and together with the Eastern PA Plan, the Riverside Plan, the Big Bear Hourly Plan and the Big Bear Warehouse Plan, the "Remaining Pension Plans");

         WHEREAS, on November 25, 2003, Penn Traffic caused a Notice of Intent to Terminate the Cash Balance Plan to be filed with PBGC, and previously


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(1)  The Debtors are the following entities: The Penn Traffic Company, Dairy
     Dell, Inc., Penny Curtiss Baking Company, Inc., Big M Supermarkets, Inc., Sunrise Properties, Inc., Pennway Express, Inc., Big Bear Distribution Company, Bradford Supermarkets, Inc., P&C Food Markets, Inc. of Vermont, Abbott Realty Corporation, Commander Foods, Inc., P.T. Development LLC, and PT Fayetteville/Utica LLC.


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distributed such notice to Cash Balance Plan participants, proposing January 21,
2004, as the termination date of the Cash Balance Plan;

         WHEREAS, on May 20, 2004, the Debtors filed a distress termination application with PBGC pursuant to section 4041(c)(2)(B)(iii) of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. ss.ss. 1301-1461
(2000) to terminate the Cash Balance Plan (the "Cash Balance Plan Distress Termination Application");

         WHEREAS, PBGC has timely filed fifteen (15) proofs of claim numbered 02103 - 02117 relating to all five sponsored pension plans in the Bankruptcy Cases alleging (i) unfunded benefit liabilities on plan termination pursuant to 29 U.S.C. ss.ss. 1362, 1368, (ii) unpaid minimum funding contributions pursuant to section 412 of the Internal Revenue Code, 26 U.S.C. ss. 412(c)(11), and
section 302 of ERISA, 29 U.S.C. ss. 1082(c)(11), and (iii) unpaid PBGC premium payments pursuant to 29 U.S.C. ss. 1307, (collectively, the "PBGC Claims"), all of which are dated October 9, 2003;

         WHEREAS, by order of the Bankruptcy Court dated October 3, 2003, the PBGC Claims were consolidated claims, deemed filed jointly and severally against each and every one of the Debtors;

         WHEREAS, three of the consolidated PBGC Claims for unfunded benefit liabilities, unpaid minimum funding contributions, and unpaid PBGC premiums were filed with regard to the Cash Balance Plan, specifically PBGC's proofs of claim numbers 02113, 02107, and 02105 (collectively, the "Cash Balance Plan Claims");

         WHEREAS, the Debtors dispute the amounts and/or priority of the PBGC Claims;

         WHEREAS, PBGC asserts that the Cash Balance Plan Claims should be paid in the amounts and priorities asserted;

         WHEREAS, the Debtors have filed their First Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code (the "Disclosure Statement") With Respect to the First Amended Joint Plan of Reorganization (the "First Amended Plan") of The Penn Traffic Company and Its Affiliated Debtors and Debtors In Possession Under Chapter 11 of the Bankruptcy Code dated December 23, 2004;

         WHEREAS, the Debtors, the Committee, and PBGC now desire to effect between themselves a full, complete and final settlement and global release of any and all claims, counterclaims and other differences (except as provided herein) that do, could or may hereafter exist between them, or could be brought on their behalf;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the sufficiency of which is acknowledged and intended to be binding, the Parties agree as follows:


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                                    ARTICLE I
                                 KEY DEFINITIONS

         The following definitions shall have the following meanings. Other definitions are as set forth in this Global Settlement Agreement. Capitalized terms not defined herein shall have the meaning ascribed to them under the Plan or the Bankruptcy Code.

         Section 1.1    "Agreement Effective Date" shall mean February 4, 2005.

         Section 1.2 "Plan" shall mean the First Amended Plan or any subsequent plan of reorganization proposed by the Debtors in their current bankruptcy proceedings.

         Section 1.3 "Plan Effective Date" shall have the same meaning ascribed to the term "Effective Date" in the First Amended Plan.

         Section 1.4 "Reorganized Penn Traffic" shall have the same meaning ascribed to the term "Reorganized Penn Traffic" in the First Amended Plan.

         Section 1.5 "Post-Effective Date Trade Lien" and "Post-Effective Date Trade Lien Program" shall have, respectively, the same meanings ascribed to these terms in the First Amended Plan.


                                   ARTICLE II
                          CONSIDERATION AND PERFORMANCE

         Section 2.1    CONSIDERATION.

                 (a) This Global Settlement Agreement is in anticipation of the termination and PBGC trusteeship of the Cash Balance Plan by means of a separate trusteeship agreement ("PBGC Trusteeship Agreement") between Penn Traffic and PBGC. If no such termination occurs by February 28, 2005 or if no PBGC Trusteeship Agreement is entered into on or before February 28, 2005, this Global Settlement Agreement and any action taken by any Party pursuant to this Global Settlement Agreement shall be null and void AB INITIO; PROVIDED, HOWEVER, that the Debtors may waive, in consultation with the Committee, any failure of either or both of these requirements.

                 (b) In partial settlement of the Cash Balance Plan Claims, PBGC shall have an Allowed Administrative Claim under the Plan on the Plan Effective Date in the amount of $155,378, to be paid in full and in cash on the earlier of (i) the Initial Distribution Date (as defined in the First Amended
Plan) or (ii) twenty (20) days after the Plan Effective Date.


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                 (c)    In further settlement of the Cash Balance Plan Claims,
PBGC shall have an Allowed Administrative Claim under the Plan on the Plan Effective Date in the amount of $3,500,000, to be paid, without interest, by Reorganized Penn Traffic in four equal installments bi-annually over a two year period commencing on the date that is six months following the Plan Effective Date, and to be secured until fully paid by the Post-Effective Date Trade Lien for so long as the Post-Effective Date Trade Lien Program is in effect and, thereafter, by a lien attached to the same collateral and on the same terms and of the same priority as under the Post-Effective Date Trade Lien Program. As the Post-Effective Trade Lien Program terms are not expected to have been fully negotiated as of the Agreement Effective Date, the Parties hereby agree that if PBGC is not fully satisfied with regard to any term of its Post-Effective Date Trade Lien on or by the hearing with respect to Plan confirmation, at PBGC's exclusive discretion, this Global Settlement Agreement and any actions taken by any Party pursuant to this Global Settlement Agreement shall be void AB INITIO, except for any prior termination of the Cash Balance Plan and any PBGC trusteeship of the Cash Balance Plan by means of the PBGC Trusteeship Agreement between Penn Traffic and PBGC.

                 (d) In further settlement of the Cash Balance Plan Claims, PBGC shall have an Allowed Class 3 Unsecured Claim under the Plan on the Plan Effective Date in the amount of $60,000,000 (the "PBGC Allowed Unsecured Claim"). For purposes of voting on the Plan, PBGC shall be entitled to vote with respect only to the PBGC Allowed Unsecured Claim.

                 (e) In further settlement of the Cash Balance Plan Claims, the Debtors agree that the Plan will not be confirmed if it fails to provide that on and after the Plan Effective Date, Reorganized Penn Traffic will continue to sponsor, administer, and maintain the Remaining Pension Plans in accordance with their terms, with ERISA and with the Internal Revenue Code, including meeting the minimum funding standards under ERISA and the Internal Revenue Code, and paying all PBGC insurance premiums; PROVIDED, HOWEVER, that the foregoing provision of this sentence shall not apply to confirmation of a liquidating Chapter 11 plan or a Chapter 7 liquidation. Notwithstanding the foregoing, Reorganized Penn Traffic reserves its rights, after the Plan Effective Date, to terminate, amend or freeze any of the Remaining Pension Plans in accordance with their terms, ERISA, the Internal Revenue Code or other applicable law.

                 (f) As sponsor and administrator of the Remaining Pension Plans, Reorganized Penn Traffic specifically agrees to pay 1) to PBGC, the amount of unpaid PBGC premiums, if any, owed as of the Plan Effective Date with regard to the Remaining Pension Plans pursuant to 29 U.S.C. ss. 1307, and 2) into each of the Remaining Pension Plans, the amount of unpaid minimum funding contributions, if any, owed as of the Plan Effective Date for each of the Remaining Pension Plans, pursuant to section 412 of the Internal Revenue Code, 26 U.S.C. ss. 412(c)(11), and section 302 of ERISA, 29 U.S.C. ss. 1082(c)(11).
All PBGC premium and minimum funding obligations owed to PBGC and/or the Remaining Plans will be paid in cash and in full, on the earlier of (i) the Initial Distribution Date (as defined in the First Amended Plan) or (ii) twenty
(20) days after the Plan Effective Date. The minimum funding obligations owing through


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the end of March 2005 with regard to the Remaining Pension Plans are set forth in Exhibit I to the Disclosure Statement, a copy of which is attached to this Global Settlement Agreement.

                 (g) The Debtors and the Committee hereby waive and release any and all claims arising under Sections 547, 548, or 549 of the Bankruptcy Code with respect to any and all payments made by or on behalf of the Debtors with respect to the Cash Balance Plan or the Remaining Pension Plans.

                 (h) PBGC shall not file an objection to Confirmation of the Plan, including without limitation, to the substantive consolidation of the Debtors as contemplated under the Plan.

                 (i) The Committee shall not file an objection to the PBGC Settlement Motion, as defined in Section 2.3 hereof, and shall not object on its own behalf to any of the PBGC Claims.

                 (j) The Debtors shall amend the Plan and Disclosure Statement to reflect the terms of this Global Settlement Agreement.

                 (k) If all terms of this Global Settlement Agreement have been satisfied as of the Plan Effective Date, and without reduction or other effect on the Allowed Claims and obligations set forth in this Global Settlement Agreement, the PBGC Claims shall be deemed withdrawn, with prejudice, upon the Plan Effective Date.

         Section 2.2 EFFECTIVE DATE OF AGREEMENT. Subject to the terms of sections 2.1(a), 2.1(c), and 2.3, this Global Settlement Agreement will become effective and binding on the Parties upon the Agreement Effective Date.

         Section 2.3 As soon as practicable after the Agreement Effective Date, the Debtors shall, under Federal Rule of Bankruptcy Procedure 9019(a), cause a motion (the "PBGC Settlement Motion") to be filed with the Bankruptcy Court to obtain approval of this Global Settlement Agreement. The Debtors shall give notice of such motion as required by applicable law and rules. If the Bankruptcy Court denies such motion or the Debtors are unable to confirm the Plan, as amended to reflect the terms of this Global Settlement Agreement, this Global Settlement Agreement and any actions taken by any Party pursuant to this Global Settlement Agreement shall be void AB INITIO, except for any prior termination of the Cash Balance Plan and any PBGC trusteeship of the Cash Balance Plan by means of the PBGC Trusteeship Agreement between Penn Traffic and PBGC.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         Section 3.1 Each Party represents and warrants that it has the legal right and authority to enter into this Global Settlement Agreement and release the claims being released.


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         Section 3.2    The Debtors, the Committee and PBGC covenant and agree
not to bring any action, claim, suit or proceeding against each other, directly or indirectly, regarding or relating to the PBGC Claims settled herein, except with respect to claims, if any, against (1) the Debtors or Reorganized Debtors for current or future liability for breaches of fiduciary duty with respect to the Cash Balance Plan and the Remaining Pension Plans and (2) against the Reorganized Debtors for future liability under ERISA with respect to the Remaining Pension Plans for (a) unfunded benefit liabilities on plan termination, (b) unpaid minimum funding contributions and (c) unpaid premiums, and further covenant and agree that this Global Settlement Agreement is a bar to any such claim, action, suit or proceeding.

                                   ARTICLE IV
                                  MISCELLANEOUS

         Section 4.1 NOTICES. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given: (a) when personally delivered; (b) upon receipt during normal business hours, otherwise on the first business day thereafter if transmitted by facsimile with confirmation of receipt; or (c) when sent by overnight courier; in each case, to the following addressees, or to such other addressees as a Party may, from time to time, specify by notice to the other Party given pursuant hereto.

         If to the Debtors, to :

                 Kelley A. Cornish, Esq.
                 Elizabeth R. McColm, Esq.
                 Paul, Weiss, Rifkind, Wharton & Garrison LLP
                 1285 Avenue of the Americas
                 New York, New York  10019-6064
                 Telephone:  (212) 373-3000
                 Facsimile:  (212) 757-3990

         If to the PBGC to:

                 Susan E. Birenbaum, Esq.
                 Deborah J. Bisco, Esq.
                 Pension Benefit Guaranty Corporation
                 1200 K Street, N.W.
                 Washington, DC  20005-4026
                 Telephone:  (202) 326-4020 x3400
                 Facsimile:  (202)326-4112


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         If to the Creditors' Committee:

                 Scott L. Hazan, Esq.
                 Enid Nagler Stuart, Esq.
                 Otterbourg, Steindler, Houston & Rosen, P.C.
                 230 Park Avenue
                 New York, New York  10169-0075
                 Telephone:  (212)661-9100
                 Facsimile:  (212)682-6104


         Section 4.2 COOPERATION. The Parties will cooperate fully and will execute and deliver any and all supplementary papers, documents, instruments and other assurances, and shall do any and all acts that may be reasonably necessary or appropriate to give full force and effect to the terms and intent of this Global Settlement Agreement.

         Section 4.3 GOVERNING LAW/JURISDICTION. Except where superceded by applicable federal law, this Global Settlement Agreement shall be governed by the laws of the State of New York.

         Section 4.4 CONTINUING JURISDICTION OF BANKRUPTCY COURT. This Global Settlement Agreement is subject to and contingent upon approval by the Bankruptcy Court. The Bankruptcy Court shall have continuing jurisdiction of any dispute or controversy with respect to the interpretation or enforcement of this Global Settlement Agreement.

         Section 4.5 INTEGRATION. Except with regard to the PBGC Trusteeship Agreement described in section 2.1(a) that terminates and trustees the Cash Balance Plan, this Global Settlement Agreement contains the entire agreement between the Parties with respect to the PBGC Claims covered by this Global Settlement Agreement, and no promise or understanding or representation made by any Party or agent, director, officer, employee or attorney of any Party that is not expressly contained in this Global Settlement Agreement shall be binding or valid.

         Section 4.6 WAIVER, MODIFICATION AND AMENDMENT. This Global Settlement Agreement may not be modified, amended or supplemented by the Parties except in accordance with further order of the Bankruptcy Court or by a written agreement that all of the Parties have signed. A waiver of any provision of this Global Settlement Agreement will not constitute a waiver of any other provision of this Global Settlement Agreement.

         Section 4.7 SEVERABILITY. In case any provision of this Global Settlement Agreement shall be determined to be invalid, illegal or unenforceable for any reason, the remaining provisions and portions of this Global Settlement Agreement shall be unaffected and unimpaired thereby, and shall remain in full force and effective, to the fullest extent permitted by applicable law.


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         Section 4.8    SURVIVAL OF REPRESENTATIONS. All representations,
warranties, agreements, covenants and obligations made by the Parties herein are material, shall be deemed to have been relied upon by the other Party, and shall survive the Agreement Effective Date.

         Section 4.9 SUCCESSORS AND ASSIGNS. This Global Settlement Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, predecessors, heirs, assigns, officers, directors, shareholders, employees, agents, estates and attorneys to the extent provided by law, including without limitation, any subsequently appointed Chapter 11 trustee or any trustee appointed in a subsequent Chapter 7 case.

         Section 4.10 NO THIRD-PARTY BENEFICIARIES. This Global Settlement Agreement does not constitute a contract for the benefit of any third parties, any prior creditor or claimants of the Parties, or any non-party.

         Section 4.11 NO ADMISSION OF LIABILITY. Nothing herein shall be construed as an admission by any Party of any liability of any kind.

         Section 4.12 ADVICE OF COUNSEL. Each Party acknowledges and agrees that it has given careful thought to this Global Settlement Agreement, has reviewed or has had the opportunity to review this Global Settlement Agreement independently with legal counsel of its choice, and/or has the requisite experience and sophistication to understand, interpret and agree to the particular language of the provisions in this Global Settlement Agreement.

         Section 4.13 ATTORNEYS' FEES. The Debtors and PBGC shall be responsible for their respective attorneys' fees, expenses and costs incurred by them through the date of this Global Settlement Agreement. PBGC shall bear no responsibility for the Committee's attorneys' fees, expenses and costs incurred through the date of this Global Settlement Agreement.

         Section 4.14 CAPTIONS. The captions of this Global Settlement Agreement are for convenience only and are not a part of this Global Settlement Agreement and do not in any way define, limit, extend, describe or amplify the terms and/or provisions and/or scope of this Global Settlement Agreement and shall have no effect on its interpretation.

         Section 4.15 COUNTERPARTS. The Parties may execute this Global Settlement Agreement in one or more counterparts, each of which constitutes an original, and all of which constitute one and the same Global Settlement Agreement. A facsimile or copy of this Global Settlement Agreement executed by the Parties, whether complete or in counterparts, will constitute sufficient evidence of the executed original of this Global Settlement Agreement for all purposes.

         Section 4.16 CONSTRUCTION AND INTERPRETATION. Unless the context requires otherwise, singular nouns and pronouns used in this Global Settlement


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Agreement shall be deemed to include the plural, and pronouns of one gender shall be deemed to include the equivalent pronoun of the other gender. In the event of an ambiguity in, or controversy or claim arising out of, or relating to the interpretation, application, or enforcement of this Global Settlement Agreement, the Parties agree that no one will resolve any ambiguity in, or controversy or claim arising out of, or relating to, interpretation, application or enforcement of this Global Settlement Agreement by any rule providing for interpretation against the Party who causes the ambiguity to exist or against the draftsman.

         IN WITNESS WHEREOF, the Parties have signed this Global Settlement Agreement as of the date first listed above.

                                    THE PENN TRAFFIC COMPANY
                                       and its Affiliated Debtors


                                    By: /s/ Robert B. Dimond
                                        ---------------------------------------
                                        Name:  Robert B. Dimond
                                        Title: Executive Vice President and
                                               Chief Financial Officer



                                    OFFICIAL COMMITTEE OF UNSECURED CREDITORS


                                    By: /s/ Scott L. Hazan
                                        ---------------------------------------
                                        Name:  Scott L. Hazan
                                        Title: Counsel to the Official Committee
                                               of Unsecured Creditors



                                    THE PENSION BENEFIT GUARANTY CORPORATION


                                    By: /s/ Joseph H. Grant
                                        ---------------------------------------
                                        Name:  Joseph H. Grant
                                        Title: Chief Operating Officer



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